Exhibit 99.1
Chartis
175 Water Street
New York, NY 10038

Press Release
Contact:
Marie Ali
212-458-2536
Chartis Obtains $425 million of Reinsurance Coverage;
Fully Collateralized through Catastrophe Bond Issuance by Lodestone Re
NEW YORK — May 13, 2010 — Chartis today announced that it has entered into a reinsurance transaction with Lodestone Re, which will provide $425 million of protection to Chartis against U.S. hurricanes and earthquakes. This represents a substantial increase from the $250 million of protection originally sought by Chartis. To fund its obligations to Chartis, Lodestone Re issued a catastrophe bond in two tranches — $175 million of Class A notes and $250 million of Class B notes.
The transaction closed on May 12, 2010 and provides Chartis with fully collateralized coverage against losses from U.S. hurricanes and earthquakes on a per-occurrence basis until May 2013 using an index trigger with state-specific payment factors. Risk analysis for the transaction is based on Risk Management Solution’s (RMS) Hurricane Model Version 9.0 and RMS North America Earthquake Model Version 9.0.
Kristian P. Moor, President and Chief Executive Officer of Chartis, said, “As part of our first effort to obtain reinsurance coverage supported by capital market instruments, this transaction represents another important milestone in Chartis’ pursuit of increasing financial flexibility and enhancing our risk management capabilities.”
Lodestone Re is a special purpose insurer, incorporated under the laws of Bermuda, which has established a program structure enabling potential future catastrophe bond issuances.
About Chartis
Chartis is a world leading property-casualty and general insurance organization serving more than 40 million clients in over 160 countries and jurisdictions. With a 90-year history, one of the industry’s most extensive ranges of products and services, deep claims expertise and excellent financial strength, Chartis enables its commercial and personal insurance clients alike to manage virtually any risk with confidence.
Chartis is the marketing name for the worldwide property-casualty and general insurance operations of Chartis Inc., a wholly owned subsidiary of American International Group, Inc. For additional information, please visit the Chartis website at http://www.chartisinsurance.com. All products are written by insurance company subsidiaries or affiliates of Chartis Inc. Coverage may not be available in all jurisdictions and is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain coverage may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds and insureds are therefore not protected by such funds.
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